Exhibit 10.1

LICENSE AGREEMENT

by and between

EMORY UNIVERSITY

and

INHIBIKASE THERAPEUTICS, INC.

-i-

THIS LICENSE AGREEMENT is made and entered into as of the 8th day of June 2010 (hereinafter referred to as the “Effective Date”) by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1599 Clifton Road NE, 4th Floor, Mailstop 1599/001/lAZ Atlanta, Georgia 30322 (hereinafter referred to as “EMORY”) and INHIBIKASE THERAPEUTICS, INC., a Delaware corporation having a principal place of business located at 3375 Spring Hill Parkway, Suite 811, Smyrna, GA (hereinafter referred to as “COMPANY”). EMORY and COMPANY shall be hereinafter referred to singularly as “Party” and together as “Parties.”

WHEREAS, EMORY and Milton Werner have previously entered into an Option Agreement (EMORY agreement number OPT.09.003) having an effective date of February 6th, 2009;and

WHEREAS, Milton Werner has assigned his Option Agreement to COMPANY; and

WHEREAS, COMPANY would like to exercise its right under the Option Agreement to take an Exclusive License to the technology covered in the Option Agreement; and

WHEREAS, EMORY wishes to grant COMPANY such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

I.              DEFINITIONS

The following terms as used herein shall have the following meaning:

1.            “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non- corporate business entity, or non-profit corporation, if it, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such corporation or non-corporate business entity, as applicable.

2.            “Agreement” or “License Agreement” shall mean this Agreement, including all APPENDICES attached to this Agreement.

3.            “Commercialization” or “Commercialize” shall mean activities directed to the manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a Licensed Product.

4.            “Development” or “Develop” shall mean all activities related to non-clinical and clinical research and development, including, without limitation, toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies or trials (including pre- and post-approval studies and investigator sponsored clinical studies or trials), regulatory affairs, and regulatory approval and clinical study or trial regulatory activities (excluding, however, regulatory activities directed to obtaining pricing and reimbursement approvals).

5.            “Development Information” shall mean toxicology, pharmacokinetic, efficacy, clinical and other technical data and all correspondence to and from regulatory agencies relating to approval of such Licensed Products generated by COMPANY and/or its Affiliates, contractors and agents in the course of COMPANY's efforts to develop such Licensed Products and/or obtain government approval for the Sale of such Licensed Products.

6.            “Development Plan” shall mean that initial plan in which the milestones are set forth for the Development of such Licensed Products as are generally understood and contemplated as of the Effective Date, which plan is described in APPENDIX A as attached hereto and incorporated herein by reference.

7.            “Dollars” shall mean United States dollars.

8.            “Field of Use” shall include the prevention, diagnosis, treatment or control of human and animal infectious diseases or related conditions other than Tuberculosis.

9.            “Fixed Dose” shall mean a specific, unchanging amount of medicine.

10.            “Founder” shall mean Milton Werner, PhD and Daniel Kalman, PhD.

11.            “Option Invention” shall mean any patentable addition, enhancement, modification, development, alteration, technical advance to Licensed Patents or Licensed Technology to the extent any such improvement is owned or controlled by EMORY and developed by either (a) Daniel Kalman, Ph.D. while employed by EMORY or (b) any other individual who has an obligation to assign his or her rights to inventions to EMORY and who is under such Inventor's direct supervision or working in his or her respective laboratory or collaborating with any of the foregoing.

12.            “lndemnitees” shall mean the Inventors, EMORY, its directors, officers, employees and students, and their heirs, executors, administrators, successors and legal representatives.

13.            “Inventors” shall mean the named inventors of the Licensed Patents.

14.            “Know How” shall mean any knowledge, information and materials, whether proprietary or not and whether patentable or not, including, without limitation, ideas, concepts, formulas, methods, processes, techniques, technical information, specifications, standard operating procedures, research or studies and any results thereof, tests or testing and any results thereof, designs, compositions, plans, data, inventions, discoveries, works of art or authorship, materials (including, without limitation, organic and inorganic materials, to include chemicals, compounds and biological materials); and any and all derivative technology or inventions and records (whether in document or electronic form) relating thereto.

15.            “Licensed Patents” shall mean the patent applications identified in APPENDIX B, together with any and all patents issuing thereon and any and all additions, renewals, patents of additions, supplemental protection certificates, reexaminations, substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part are disclosed and enabled in the parent patent application), foreign counterparts of such patent applications and patents that issue thereon anywhere in the world, including reexamined and all extensions, reexaminations and reissuances of patents.

16.            “Licensed Product(s)” shall mean any process, service or product, within the Field of Use, the manufacture, use, or sale of which is covered by any Valid Claim or incorporates, relies upon or otherwise uses any Licensed Technology.

17.            “Licensed Technology” shall mean the Know How developed by the Inventors to the extent that (i) such Know-How is required for or otherwise necessary in the practice of the Licensed Patents for the manufacture, use, development, testing, marketing, export, import, offer for sale or sale or other Development or Commercialization of any Licensed Product and (ii) EMORY possesses the right to license such use.

18.            “Licensed Territory” means the world.

19.            “Net Selling Price” shall mean the gross selling price paid by a Third Party to COMPANY or any Affiliate or sublicensee thereof for the Sale of Licensed Products, less the following deductions:

i.            Customary trade, quantity and cash discounts actually allowed and taken;

ii.            Pricing adjustments, replacements, rebates relating to or other credits actually given for damaged, rejected, recalled or returned Licensed Products or billing errors;

iii.            Freight, transportation and insurance costs, if separately itemized on the invoice paid by the purchaser; and

iv.            Import, export or other customs duties; excise, turnover, inventory, value- added, sales or use taxes or other governmental charges (but excluding what are commonly known as income taxes.

Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the gross selling price for purposes of determining the “Net Selling Price” shall be determined based on the average gross selling price billed by COMPANY for comparable Licensed Products during the three (3) month period immediately preceding such Sale, without reduction of any kind. If no Sales of Licensed Products have occurred in the preceding three (3) months, then the parties shall, in good faith, negotiate the cash value of such Sale. In the event that the parties cannot agree on the Net Selling Price within ninety (90) days of beginning such negotiations, the Net Selling Price shall be determined by a mutually agreeable qualified appraiser. Notwithstanding any provision in this Agreement to the contrary, in no event shall the phrase “Net Sales Price” include any Licensed Products (i) used internally by COMPANY or any Affiliate or sublicensee thereof( , for research, clinical trials or other Development purposes); or (ii) the Sale or other transfer of Licensed Product to Emory or the United States Government or any agency thereof under reservation or rights retained by either such institution under this Agreement. Notwithstanding the foregoing in this Section, amounts received by COMPANY, its Affiliates or sublicensees of COMPANY or its Affiliates for the sale of Licensed Products among COMPANY, its Affiliates and sublicensees for resale shall not be included in the computation of Net Selling Price hereunder.

20.            “Per Share Fair Market Value” of COMPANY's equity shall be the per share amount paid by an investor to COMPANY in the most recent round of financing within the six (6) month period immediately preceding an equity purchase by a Sublicensee. If no round of financing occurred in the immediately preceding six (6) month period, the Per Share Fair Market Value of COMPANY's equity shall be agreed upon by the parties. In the event that COMPANY and EMORY cannot agree on the Per Share Fair Market Value within thirty (30) days of COMPANY's receipt of such Premium Equity Payments, said price shall be determined by a mutually agreeable qualified appraiser. In the event COMPANY owes EMORY a portion of such Premium Equity Payment, COMPANY shall have the option of remitting payment to EMORY in the form of equity in COMPANY, based on the Per Share Fair Market Value.

21.            “Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

22.            “Premium Equity Payments” shall mean the positive difference, if any, between the gross amount paid for equity in COMPANY by a Sublicensee and the Per Share Fair Market Value (as defined below) of said equity multiplied by the number of shares purchased by the Sublicense.

23.            “Sale” or “Sold” shall mean the sale, transfer, exchange, use or other disposition of Licensed Products, whether by gift or otherwise, by COMPANY or any Affiliates or Sublicenses thereof to any Third Party; provided, however, that in no event shall such term include (i) the sale, payment, transfer, exchange or disposition to or other use by EMORY under its reservation of rights provided in Section 2.3 of this Agreement or the U.S government under its rights described under Section 2.2 of this Agreement, including, without limitation, the U.S. Government Licenses, or (ii) the use during or for clinical trials or other research relating to the Licensed Products. For purposes of this definition, “Sales” of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from a purchaser for such Licensed Products; or (b) if for commercial purposes, then upon the transfer, exchange, use or other disposition, whether by gift or otherwise, for which payment is not made by a purchaser of any such Licensed Products.

24.            ”Term” shall have the meaning ascribed thereto in Section 12.1 of this Agreement.

25.            “Third Party” shall mean any Person other than a Party or any of its Affiliates.

26.            “U.S. Government Licenses” shall mean the non-exclusive license to the U.S. Government or agencies thereof pursuant to NIH grant No.  AI056067copies of which are attached hereto as APPENDIX C.

27.            “Valid Claim” shall mean a claim in an unexpired patent or pending patent application included in the Licensed Patents so long as such patent shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

II.            GRANT OF LICENSE

1.            License Grant. EMORY hereby grants COMPANY and its Affiliates an exclusive right and license to practice under the Licensed Patents and Licensed Technology to make, have made, develop, promote, market, import, export, distribute, offer for sale and sell and otherwise use the Licensed Products in the Field of Use within the Licensed Territory during the Term of this Agreement, with rights to Sublicense any and all of such rights to Sublicensees in accordance with the terms of this Agreement.

2.            Government Rights. The Licensed Patents, Licensed Technology or portions thereof were developed with financial or other assistance through grants or contracts funded by the United States government. COMPANY acknowledges that in accordance with Public Law 96-517 and other statues, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in, including the U.S. Government Licenses attached hereto in APPENDIX C, and EMORY and COMPANY have certain obligations under the Licensed Patents and Licensed Technology. COMPANY shall take all actions reasonably necessary to assist EMORY in it satisfying its obligations relating to the Licensed Patents or Licensed Technology. If the United States government should take action that renders it impossible or impractical for EMORY to grant the rights and license herein, or which conditions or reduces the rights and licenses granted herein to COMPANY under this Agreement, EMORY and COMPANY may agree to terminate (in case of such impracticality or impossibility) the pertinent provisions of this Agreement or cause the Agreement to be equitably reformed (in case of such conditioning or reduction) to reflect such conditioned or reduced rights and licenses (including without limitation with respect to the value and price of such rights and licenses). COMPANY shall not have any right to the return of any payments of any kind made by it to EMORY prior to the date of such action. Company's right to challenge the United States Government claim is not surrendered by this Agreement.

3.            EMORY'S Retained License. The license granted in Section 2.1 above is further conditioned upon and subject to a right and license retained by EMORY on behalf of itself, and EMORY research collaborators to make, use and transfer Licensed Products and practice Licensed Technology solely for noncommercial research, educational or clinical purposes only. EMORY shall use commercially reasonable efforts to transfer Licensed Products or materials included in Licensed Technology to third parties outside of EMORY; provided, however, that any such use by Emory research collaborators not otherwise employed by Emory shall be subject to the terms of a Material Transfer Agreement (hereinafter, “MTA”), the form of which is included as Exhibit B as part of the License. The form of such MTA shall be negotiated by and between the Parties within sixty (60) days of the effective date of License. If, during the Term of this Agreement, any such use by EMORY or any Emory research collaborator of the Licensed Technology and Licensed Patents pursuant to the rights reserved under this Section results in Option Invention, then EMORY shall promptly disclose any such Option Invention to COMPANY and offer first to COMPANY the right to license such Option Invention in accordance with the Section 2.5.

4.            Sublicenses. COMPANY may grant sublicenses to sublicensees, who may in tum grant sub-sublicenses so long as and on the condition that any such sublicensee or sub-sublicensee, as the case may be, be approved in advance and in writing by EMORY following notice and request of any such approval by Licensee or sublicensee, which approval shall not be unreasonably denied or delayed; provided further, that any delay in responding to any such request for approval beyond thirty (30) days shall be deemed an approval of such Person for such purpose. All such sublicenses (and sub-sublicenses) shall be further conditioned on each such agreement being consistent with the terms and conditions of this Agreement, provided that COMPANY shall remain responsible for the operations of its sublicensees that are relevant to this Agreement as if such operations were carried out by COMPANY, including, but not limited to, the payment of all fees and royalties due under this Agreement, whether or not such payments are made to COMPANY by its sublicensees. COMPANY shall (a) use commercially reasonable efforts to enforce the terms of any such agreement against the sublicensee, (b) require the sublicensee to indemnify EMORY and maintain liability coverage to the same extent that COMPANY is so required pursuant to Section 10.2 of this Agreement and (c) retain the right for EMORY to audit any such sublicensee to the same extent that COMPANY is so required pursuant to Section 4.5 of this Agreement. COMPANY may also grant any such sublicensee the right to cure any payment default on the part of COMPANY under this Agreement. COMPANY shall provide EMORY with copies of all sublicense agreements within thirty (30) days of their execution date. In the event of any termination of this Agreement by EMORY, EMORY shall deemed the “licensor” under any and all sublicenses having been entered into or otherwise granted by COMPANY so long as any such sublicense conforms to the requirements of this Agreement and such Sublicensee shall not otherwise be in default under the terms of its Sublicense, in which case EMORY shall be bound to the terms of any such sublicense as if it were a party thereto, unless mutually agreed in writing otherwise by EMORY and Sublicensee. Such Sublicensee shall not become a direct licensee of EMORY should the Sublicensee challenge the validity or enforceability of any Licensed Patent.

5.            Right of First Offer. Subject to the rights of a third party under a sponsored research agreement, Emory hereby agrees to grant COMPANY a Right of First Offer with respect to Option Inventions during the Term of this Agreement in accordance with the terms and conditions set forth in Appendix I. Further,. subject to the rights of a third party under a sponsored research agreement, Emory hereby also agrees to grant COMPANY a Right of First Offer with respect to the field of use of Tuberculosis during the Term of this Agreement in accordance with the terms and conditions set forth in Appendix I and, should COMPANY deliver an Acceptance Notice with respect to the field of Tuberculosis within thirty (30) days, then COMPANY and EMORY agree to enter into an amendment of this Agreement within one hundred twenty (120) days of the Acceptance Notice in which      the “Field of Use” shall be expanded to include Tuberculosis.

6.            No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

III.            CONSIDERATION FOR LICENSE

1.            Equity.

a)            In General. As partial consideration for the license granted to COMPANY under this Agreement, in lieu of a cash license fee, the COMPANY shall issue upon and coincident with the Effective Date to EMORY, that number of shares of COMPANY common stock as shall be described on Appendix D.

b)            Supplemental Grant. Upon and coincident with the date on which this Agreement is amended in accordance with Section 2.5 to add Tuberculosis to the Field of Use, Company shall issue to Emory an additional 50,000 shares of Company common stock.

c)            Subscription Agreement. Shares of such common stock shall be distributed by COMPANY to EMORY in accordance with a Subscription Agreement, a form of which is attached to this Agreement, which shall be made and entered into by COMPANY and EMORY as of the Effective Date of this License Agreement. In such Subscription Agreement, COMPANY will (i) distribute stock to EMORY, which shares shall be subsequently transferred by COMPANY as directed by EMORY to non-FOUNDER INVENTORS, and (ii) grant the right to EMORY and non-FOUNDER INVENTORS to transfer and assign its shares of the COMPANY's common stock in accordance with applicable securities laws, which shall include, without limitation, the right to transfer and assign a portion of the shares to Inventors, and any other person who may be identified at a later time and named on the Licensed Patents; and (iii) grant the right to obtain such registration rights as may be granted from time to time to Milton Werner, Ph.D.

2.            Running Royalties.

a)            In General. As partial consideration for the license granted to COMPANY under this Agreement, COMPANY shall pay EMORY a running royalty equal to the percentage set forth on APPENDIX E attached hereto multiplied by the Net Selling Price of all Licensed Products Sold during the Term of this Agreement by COMPANY, its Affiliates, its Sublicensees or any third party authorized by COMPANY to Sell Licensed Products on a country-by-country and Licensed Product-by-Licensed Product basis.

b)            Supplemental Royalty re: Tuberculosis. Upon and coincident with and following the date on which the Field of Use is expanded to include Tuberculosis, the running royalty to which EMORY is entitled under Section 3.2(a) above, shall be increased by one quarter of one percent (0.25%).

c)            Payment. Royalties shall be due and payable on a quarterly basis (March 31, June 30, September 30 and December 31 in accordance with Section 5.1 of this Agreement).

d)            Failure of Valid Claim. Notwithstanding any provision in this License Agreement to the contrary, if a Licensed Product is no longer protected by a Valid Claim in any particular country, then all payments required thereafter for the Sale of any such Licensed Product in that particular country under this License Agreement shall be reduced to zero (0).

3.            Royalty Stacking and Combination Products.

a)            COMPANY is not obligated to pay multiple royalties to EMORY based on the fact that any Licensed Product or the manufacture, use, lease or sale thereof is covered by more than one Licensed Patent under this Agreement.

b)            If, in order to practice the rights granted to it under this Agreement, COMPANY or any Affiliate or sublicensee thereof is required or otherwise determines from advice from competent counsel to enter into or to utilize one or more other licenses or technologies with Third Parties for which royalties or other license-related payments are also paid (“Other Royalties”), then the amounts to be paid under this Agreement may be reduced by an amount equal to one-half of such Other Royalties, but in no event shall the royalties payable under Sections 3.2 and 3.5 of this Agreement be reduced by more than fifty percent (50%) of any such royalty otherwise payable thereunder, as the case may be. Such determination of reduction of royalty payments due EMORY shall be made on a country-by-country and Licensed Product-by- Licensed Product basis.

c)            In the event a Licensed Product is sold in a Fixed Dose in combination with one or more other active pharmaceutical ingredients that are not the subject of Licensed Patents, then the Net Selling Price for that Licensed Product shall be calculated by multiplying the Net Selling Price for such combination product by the fraction A/(A+B), where “A” is the Net Selling Price for the Licensed Product sold separately and “B” is the Net Selling Price for the other active ingredient(s) sold separately. In the event that the other active ingredient is not sold separately, then the Net Selling Price for that Licensed Product shall be calculated by multiplying the Net Selling Price for the combination product by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the combination product. In the event that no such separate sales are made, the Net Sales Price for royalty determination shall be mutually agreed by the Parties in good faith.

4.            Minimum Annual Royalties. In the event that the aggregate royalties paid to EMORY during any calendar year pursuant to Sections 3.2 and 3.5 hereof do not equal or exceed the minimum annual royalty for such calendar year in accordance with the schedule set forth in APPENDIX F, COMPANY shall pay to EMORY no later than sixty (60) days following the last day of such calendar year a dollar amount equal to the difference between such minimum royalty amount and the actual accrued and paid royalties.

5.            Sublicensee Payments. Within sixty (60) days of receipt by COMPANY, COMPANY shall pay EMORY that amount as shall equal the applicable sublicense percentage multiplied by any fees or payments paid to COMPANY by a sublicensee as consideration for a sublicense granted under this Agreement as set forth in APPENDIX G, including, but not limited to, any initial licensing fees, milestone fees, maintenance fees, minimum royalty payments and Premium Equity Payments, to the extent any such Premium Equity Payment is directly attributable to the sublicense of the Licensed Patents and Licensed Technology, but excluding restricted funding for use by COMPANY solely for research and development, payments made for or on account of running royalty payments and fees otherwise due and payable to EMORY under this Agreement for Net Sales, and costs and other payments made in connection with the filing, maintenance, prosecution and defense of the Licensed Patents.

6.            Milestone Payments. COMPANY shall pay EMORY milestone payments (the “Milestone Payments”) in the amount specified in APPENDIX H attached hereto no later than sixty (60) days after the first occurrence of the corresponding event designated in such APPENDIX.

7.            Annual Maintenance Fees. COMPANY shall pay EMORY an annual license maintenance fee of $5,000. The first payment is due within sixty (60) days of the first anniversary of the Effective Date of this License Agreement and will continue until the first commercial Sale of a Licensed Product, after which such payment obligation shall terminate and obligations under Sections 3.2 and 3.4 apply.

8.            Reimbursement for Patent Expenses.

a)            Pre-existing Patent Fees and Costs. Upon the earlier to occur of COMPANY having raised $1,000,000 in equity financing or the first anniversary of the Effective Date, COMPANY shall reimburse EMORY for all reasonable and actually incurred external out-of- pocket fees, costs, and expenses paid by EMORY prior to the Effective Date for the filing, prosecution and maintenance of the Licensed Patents (current estimate: $159,296.01).

b)            After the Effective Date. Subject to the provisions of Article 7 below, COMPANY shall reimburse EMORY for all reasonably and actually incurred external out-of- pocket fees, costs and expenses paid by EMORY after the Effective Date, during the Term of this Agreement, in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory. COMPANY shall reimburse EMORY within sixty (60) days after EMORY, from time to time, notifies COMPANY in writing of the amount of such fees, costs, and expenses paid by EMORY and provides COMPANY with copies of any and all invoices, with backup supporting documentation.

9.            Tax Payments. All payments made to EMORY under this Article 3 of this Agreement shall be made free and clear of any tax, withholding or other governmental charge or levy (other than taxes imposed on the net income of EMORY), all such non-excluded amounts being “Taxes.” Should the COMPANY be obligated by law to withhold any Taxes on such payments, the payment due hereunder shall be increased such that after the withholding of the appropriate amount EMORY receives the amount that would have been paid but for the Taxes withheld. Should EMORY be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, COMPANY shall promptly reimburse EMORY for such payment, in an amount such that after the payment of the Taxes, EMORY has received the same amount that it would have received had such Taxes not been payable.

IV.            REPORTS AND ACCOUNTING

1.            Progress Reports. Within sixty (60) days after June 30 and December 31 of each calendar year, COMPANY shall provide EMORY with a written semi-annual progress report detailing in all material respects the activities of the COMPANY relevant to the COMPANY's Development Plan and Commercialization of the Licensed Products.

2.            Royalty Reports. During the Term of this Agreement, COMPANY shall furnish, or cause to be furnished to EMORY, written reports for each of COMPANY and each Affiliate and Sublicensee thereof showing (the “Royalty Reports”):

i.            The gross selling price and the number of units of all Licensed Products (identified by product number/name) Sold by COMPANY and each of its Affiliates and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price in accordance with Section 1.19;

ii.            Lease or rental revenue (if applicable) from the Sale of the Licensed Products;

iii.            The royalties payable in Dollars, which shall have accrued hereunder in respect to such Sales;

iv.            The exchange rates, if any, in determining the amount of Dollars;

v.            A summary of all reports provided to COMPANY by COMPANY'S sublicensees, including the names and addresses of all sublicensees and distributors;

vi.            The amount of any consideration received by COMPANY from sublicensees and an explanation of the contractual obligation satisfied by such consideration; and

vii.            The occurrence of any event triggering a Milestone Payment or any other payment in accordance with Article 3.

Royalty Reports shall be made semiannually until the first Sale of a Licensed Product by COMPANY or its Affiliates and sublicensees and quarterly thereafter. Semiannual reports shall be due within sixty (60) days of the close of every second and fourth COMPANY fiscal quarter. Quarterly reports shall be due within sixty (60) days of the close of every COMPANY fiscal quarter. COMPANY shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. COMPANY shall be responsible for all royalties and late payments that are due to EMORY that have not been paid by COMPANY'S Affiliates and sublicensees. COMPANY'S sublicensees shall have, and shall be notified by COMPANY that they have, the option of making any royalty payment directly to EMORY, with any such payment being treated as if made directly by and credited to COMPANY.

3.            Fund Raising Reports. Within sixty (60) days of the close of every COMPANY fiscal quarter, COMPANY shall provide reports to EMORY on all activities and results of those activities related to the acquisition of funding for the Development of Licensed Products (the “Fund Raising Reports”). Such reports are due until the payment of all funds owed EMORY identified in Section 3.7 herein.

4.            Records. During the Term of this Agreement and for a period of three (3) years thereafter, COMPANY shall keep at its principal place of business true and accurate in all material respects records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to EMORY may be readily and accurately determined.

5.            Right to Audit. EMORY shall have the right, upon prior notice to COMPANY, not more than once in each COMPANY fiscal year and the calendar year immediately following termination of the Agreement, through an independent certified public accountant selected by EMORY, to have access during normal business hours of COMPANY as may be reasonably necessary to examine all financial and accounting records of COMPANY related to the Licensed Products, to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the accuracy of the of the calculation of any payment due under this Agreement. COMPANY shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by EMORY'S independent public accountant. If such independent public accountant's report shows any underpayment of royalties by COMPANY or its Affiliates or sublicensees, within thirty (30) days after COMPANY'S receipt of such report, COMPANY remit or shall cause its Affiliates or sublicensees to remit to EMORY:

i.            the amount of such underpayment; and

ii.            if such underpayment exceeds five (5%) percent of the total royalties owed for the fiscal year then being reviewed, the reasonably and actually incurred necessary fees and expenses of such independent public accountant performing the audit. Otherwise, EMORY's accountant's fees and expenses shall be borne by EMORY.

In no event shall any such payment constitute waive of COMPANY'S right to dispute the determination made by any such accountant.

V.            PAYMENTS

1.            Payment Due Dates. Royalties and sublicense fees payable to EMORY as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. All other payments required under this Agreement, if not specified otherwise in this Agreement, shall be payable within sixty (60) days of the due date for each payment. All payments due to EMORY under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

Emory University
Attn: Director, Office of Technology Transfer
1599 Clifton Road NE, 4th Floor
Mailstop 1599-001-IAZ
Atlanta, Georgia 30322
Facsimile: (404) 727-1271

Any payment in excess of one hundred thousand ($100,000.00) dollars or originating outside of the United States shall be made by wire transfer to an account of EMORY designated by EMORY from time to time and royalty reports shall be sent by facsimile or express courier to the Director, Office of Technology Transfer on the same date.

2.            Currency Conversion. Except as hereinafter provided in this Section, all royalties shall be paid in U.S. Dollars. If any Licensed Products are Sold for consideration other than Dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to Dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.

3.            Interest. Royalties and other payments required to be paid by COMPANY pursuant to this Agreement shall, if overdue, bear simple interest until payment is received by EMORY at a per annum rate of one percent (I%) above the average of the prime rate as published in the Wall Street Journal during the ninety (90) days immediately preceding the due date of such overdue payment. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is overdue.

VI.            DILIGENCE AND COMMERCIALIZATION

1.            Diligence and Commercialization. COMPANY shall use its commercially reasonable efforts, either directly or through Affiliates or sublicensees, throughout the Term of this Agreement to comply with COMPANY's Development Plan and Commercialize at least one Licensed Product. COMPANY's reasonable efforts to commercialize Licensed Products using no less than that which is customary in COMPANY's industry.

2.            Development Milestones. COMPANY, either directly or indirectly through its Affiliates and sublicensees, shall adhere to the schedule of Development milestones and dates set forth in the Development Plan. If COMPANY, either directly or indirectly through its Affiliates or sublicensees, fails to achieve in all material respects any such Development milestone set forth in the Development Plan by the date associated therewith, EMORY may, upon at least ninety (90) days' prior written notice, terminate or partially terminate this Agreement and grant Third Parties identical or lesser rights in the Licensed Patents and Licensed Technology as granted to COMPANY hereunder, unless within such ninety (90) day period, COMPANY achieves in all material respects any such milestone. COMPANY may submit to EMORY revisions to its Development milestones, which revisions EMORY shall have the right to approve.. MORY shall not unreasonable withhold, delay, condition or deny its consent to any such rev1s1on of such Development milestones when requested in writing in advance by COMPANY or any Affiliate or sublicensee thereof, if (i) the request is reasonably supported by credible evidence of scientific or technical difficulties or delays, including, if any, in the clinical studies or regulatory process that are outside of the control of COMPANY or any affiliate or sublicensee; (ii) COMPANY (either directly or indirectly through any applicable Affiliate or sublicensee thereof) is proposing and agrees to implement reasonably satisfactory and effective means of addressing such difficulties or delays, including utilizing its available commercially reasonable financial and technical resources or raising or securing additional resources; and (iii) COMPANY or any Affiliate or Sublicensee thereof has in good faith made commercially reasonable efforts to meet said objective(s) and continue to do so. In making any such determination, EMORY shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by COMPANY or any Affiliate or sublicensee thereof. Satisfaction of a later-in-time milestone shall be deemed to constitute satisfaction of any prior-in-time milestone.

3.            Sublicensee Performance. EMORY agrees that performance by an Affiliate or sublicensee of Company's diligence or milestone obligations as set forth herein or as may be amended from time to time, shall be deemed to be performance by COMPANY of its diligence or milestone obligations under this License Agreement, including, but not limited to, those set forth in this Article 6.

VII.            PATENT PROSECUTION

1.            EMORY Responsible for Licensed Patents. Except for infringement claims as otherwise provided in Article 8 below, the preparation, filing, prosecution and maintenance of the Licensed Patents shall be the primary responsibility of EMORY. EMORY shall provide COMPANY with copies of all filings and correspondence pertaining to such activities so as to give COMPANY reasonable opportunities to advise EMORY and cooperate with EMORY in such prosecution and maintenance. EMORY and COMPANY agree to retain current patent counsel; should current patent counsel become disagreeable to a Party, such Party shall inform the other of its desire to transfer prosecution and new patent counsel shall be retained by EMORY, such patent counsel retained by EMORY to be mutually agreeable to both Parties. In the event EMORY or COMPANY desires to transfer the prosecution of any of the Licensed Patents to new patent counsel, consent shall be obtained from the other Party prior to the commencement of such transfer, which consent shall not be unreasonably withheld. EMORY shall consult with COMPANY as to the preparation, filing, prosecution and maintenance of such Licensed Patents and Licensed Patent applications, with all such consultation and copies being made reasonably in advance of any filing or other action to permit COMPANY to review and offer comments thereto. With the advice and counsel of COMPANY, EMORY shall prepare and file appropriate patent applications, responses to office actions and the like.

2.            COMPANY'S “Step-In-Rights”. In the event that EMORY shall elect to either forgo the preparation, filing, prosecution or maintenance as requested by COMPANY or any Affiliate or sublicensee thereof or otherwise abandon any Licensed Patents, EMORY shall as soon as reasonably practicable, but in no event less than thirty (30) prior to the date on which any such action would be timely required, give written notice thereof to COMPANY. Upon receipt of any such notice or to the extent any such determination becomes actually known to COMPANY, COMPANY (or as delegated thereto, any Affiliate or sublicensee thereof) shall have the option, but not obligation to prepare, file, prosecute or maintain, as the case may be, the Licensed Patents.

3.            Notice of Matters Affecting Licensed Products. Each Party shall provide to the other prompt notice as to all matters that come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. COMPANY (or as delegated thereto, any Affiliate or sublicensee thereof) shall notify EMORY in writing of the countries in which COMPANY wishes additional patent applications to be filed, including, but not limited to, national phase filings and registrations in countries from regional filings. EMORY and COMPANY (and any such Affiliate or sublicensee thereof) shall cooperate fully in determining, in a timely manner, the countries in which patent protection shall be pursued and maintained. EMORY shall, at COMPANY's expense, file, prosecute and maintain all such additional patent applications.

4.            EMORY may, at its own expense, file patent applications in those countries in which COMPANY elects not to file such applications and such applications shall not be subject to any license granted to COMPANY hereunder. If COMPANY should fail to timely make reimbursement for patent expenses as required in Section 3.8 (b) of this Agreement, EMORY, in addition to its other remedies under the Agreement, shall have no further obligation to prosecute or maintain such Licensed Patents for which COMPANY failed to make timely reimbursement. COMPANY, upon ninety (90) days advance written notice to EMORY, may advise EMORY that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. EMORY may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed . If EMORY elects to pay such expenses, such patents/patent applications shall not be subject to any license granted to COMPANY hereunder.

5.            Extension of Licensed Patents. COMPANY may request that EMORY have the normal term of any Licensed Patents extended or restored under a country's procedure of extending patent term for time lost in government regulatory approval processes, and the expense of the same shall be borne in accordance with the terms of Section 3.8. COMPANY shall assist EMORY to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 3 hereof shall be payable until the end of the extended term of the Licensed Patent. In the event that COMPANY does not elect to extend Licensed Patents, EMORY may, at its own expense, affect the extension of such Licensed Patents. If EMORY elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to COMPANY hereunder subsequent to the non-extended expiration date of such Licensed Patents.

VIII.            INFRINGEMENT

1.            Notification. COMPANY shall promptly notify EMORY, and EMORY shall promptly notify COMPANY, of any suspected infringement of any Licensed Patents. During the Term of this Agreement, EMORY and COMPANY shall have the right to institute an action for infringement of the Licensed Patents against a Third Party in accordance with the following:

i.            Enforcement. COMPANY shall have the right to enforce in its own name any Licensed Patents against such infringement and shall bear the entire cost of such action, including defending any counterclaims brought against EMORY for any such infringement and paying any judgments rendered against EMORY for which COMPANY has an obligation to indemnify EMORY under this Agreement. EMORY shall cooperate with COMPANY in such effort, at COMPANY'S expense, including being joined as a party to such action, if necessary.

After reimbursement or reduction for all fees and costs relating thereto, any recovery or settlement received for punitive or exemplary damages shall be shared between EMORY and COMPANY on the basis of an allocation in which Company receives seventy (70%) percent of such proceeds and divides the remaining thirty (30%) percent of such proceeds between the owners of the infringed patents licensed to COMPANY in a percentage relative to the number of such patent owners, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues that exceeds the out-of-pocket costs and expenses incurred by COMPANY (hereinafter “Net Recovery”), shall be deemed to be the proceeds of Sales of Licensed Products in the fiscal quarter received by COMPANY and COMPANY shall pay to EMORY an amount representing the royalty which would have been paid by COMPANY in accordance with the provisions of Article 3 had such Net Recovery been accrued by COMPANY as Sales.

ii.            Failure to Enforce. If COMPANY shall fail, within one hundred twenty (120) days after receiving notice from EMORY of a potential infringement or to provide EMORY with notice of such infringement, to either (a) terminate such infringement or institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if COMPANY notifies EMORY that it does not plan to terminate the infringement or institute such action, then EMORY shall have the right to do so at its own expense. COMPANY shall cooperate with EMORY in such effort including being joined as a party to such action if necessary, with ninety-five (95) percent of any such damages or costs awarded to EMORY and five (5) percent of any such damages or costs awarded to Company.

2.            Abandonment of Infringement Claims. Should either EMORY or COMPANY commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning Party shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between EMORY and COMPANY.

IX.            LIMITED WARRANTY AND EXCLUSION OF WARRANTIES

1.            Limited Warranty. EMORY represents and warrants to COMPANY that: (i) it has the right and authority to enter into, execute, deliver and perform its obligations under this Agreement, (ii) except as and to the extent limited by the U.S. Government License, and to the best of its knowledge, it owns exclusively the Licensed Patents and Licensed Technology, (iii) to the best of its knowledge, neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which EMORY is a party, (iv) except for the Licensed Patents licensed to COMPANY hereby, and as of the Effective Date of this Agreement, EMORY neither owns or controls any patent or patent application whose claims would necessarily be infringed by the practice of the Licensed Patents or Licensed Technology, and (v) EMORY (1) has not received any written notice from a Third Party alleging that the practice of the Licensed Patents or Licensed Technology infringes any patent or other intellectual property right of such Third Party, and (2) has no knowledge of any infringement or, to the knowledge of Emory's Technology Transfer Office, possible infringement by a third party of the Licensed Patents as of the Effective Date of this Agreement. Except as otherwise provided in this Agreement, including, without limitation, this Section 9.1, EMORY does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents or Licensed Technology may be exploited by COMPANY or its Affiliates or sublicensees without infringing other patents.

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EMORY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

X.            DAMAGES, INDEMNIFICATION AND INSURANCE

1.            No Liability. EMORY shall not be liable to COMPANY or COMPANY'S Affiliates, or customers and/or sublicensees of COMPANY or COMPANY'S Affiliates, for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products. COMPANY shall have no liability to or duty to indemnify EMORY for any clinical activity that is authorized by EMORY without COMPANY's knowledge or participation.

2.            Indemnification. COMPANY shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, losses, liabilities, expenses or damages (including reasonably and actually incurred investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions brought by a Third Party against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage (a “Claim”) caused or contributed to, in whole or in part, by COMPANY'S or COMPANY'S Affiliates, contractors, agents, or sublicensees manufacture, testing, design, use, Sale, or labeling of any Licensed Products; provided, however, that in no event shall COMPANY have any obligation under this Section whatsoever with respect to any Claim based on any act or omission on the part of any Indemnitee constituting or arising under (i) the reservation of rights by EMORY under Section 2.3 of this Agreement, or (ii) any manufacture, testing, design, labeling, use or sale of Licensed Products that occurred prior to the Effective Date. COMPANY'S obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

3.            Insurance. Without limiting COMPANY'S indemnity obligations under the preceding Section, COMPANY shall, prior to any clinical trial or Sale of any Licensed Product, cause to be m force, an “occurrence based type” liability insurance policy or, if COMPANY is unable to obtain “occurrence based type” liability insurance, a “claims made type” (with at least 10 years tail coverage) liability insurance policy which:

i.            insures Indemnitees for all claims, damages, and actions mentioned in Section 10.2 of this Agreement;

ii.           includes a contractual endorsement providing coverage for all liability which may be incurred by lndemnitees in connection with this Agreement; and

iii.          requires the insurance carrier to provide EMORY with no less than thirty (30) days' written notice of any change in the terms or coverage of the policy or its cancellation; and

iv.          provides lndemnitees product liability coverage in an amount no less than Two Million Dollars ($2,000,000.00) per occurrence for bodily injury and One Million Dollars ($1,000,000.00) per occurrence for property damage, subject to a reasonable aggregate amount.

4.            Notification. COMPANY shall notify EMORY, prior to its first clinical trial or commercial Sale of any Licensed Product, of all insurance coverage and other assets available to COMPANY to meet COMPANY'S obligations under Sections 10.2 and 10.3 of this Agreement.

5.            Notice of Claims. COMPANY shall promptly notify EMORY of all claims involving the Indemnitees and shall advise EMORY of the policy amounts that might be needed to defend and pay any such claims. EMORY shall promptly notify COMPANY of any and all claims brought to its attention relating to COMPANY's indemnity obligations under this Agreement.

XI.          CONFIDENTIALITY

1.            Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of five (5) years thereafter:

i.            COMPANY and its Affiliates and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by EMORY to COMPANY under this Agreement and marked as proprietary;

ii.            EMORY shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by COMPANY or on behalf of COMPANY to EMORY and marked as proprietary under this Agreement.

For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called “Information.”

2.            Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Affiliates, sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

i.            to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential; and

ii.            to use the Information only for such purposes as such parties are authorized to use the Information.

Each party or its Affiliates or sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of patents, or authorizations to conduct clinical trials or commercially market Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement.

3.            Release from Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that:

i.            is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of a party obligated not to disclose such Information;

ii.            is disclosed to the receiving party or its Affiliates or sublicensees by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party under this Agreement; or

iii.            prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the other party under this Agreement; or

iv.            results from research and development by the receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information have not had exposure to the information received from the disclosing party; or

v.            is required by law to be disclosed by the receiving party, provided that the receiving party uses its best efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

vi.            COMPANY and EMORY agree in writing may be disclosed.

This Article 11 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of Article 11, except that either Party has a right to disclose Information to any panel or court in a proceeding against the other Party under Article 14 of this Agreement

XII.          TERM AND TERMINATION

1.            Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the last to expire of the Licensed Patents. If no Valid Claim should issue within ten (10) years of the date of this Agreement, this Agreement shall terminate on the tenth (10th) anniversary of its Effective Date.

2.            Termination. Subject to Section 12.3 herein, EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following:

i.            failure of COMPANY to make any payment required pursuant to this Agreement when due; or

ii.           failure on the part of COMPANY to satisfy when due its diligence obligations as set forth in Article 6 herein; or

iii.          failure of COMPANY to render reports to EMORY as required by this Agreement; or

iv.         the institution of any proceeding by COMPANY under any bankruptcy, insolvency or moratorium law; or

v.          any assignment by COMPANY of substantially all of its assets for the benefit of creditors; or

vi.            placement of COMPANY'S assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

vii.            a decision of which EMORY is notified in writing by COMPANY or COMPANY'S assignee of rights under this Agreement to quit the business of developing or selling Licensed Products; or

viii.            the breach by COMPANY of any other material term of this Agreement; or

ix.            failure to execute the Subscription Agreement within sixty (60) days of the Effective Date of this Agreement; or

x.            institution of any proceedings by COMPANY, an Affiliate or sublicensee that challenges the validity or enforceability (but not scope) of any Licensed Patent.

3.            Exercise. EMORY may exercise its right of termination under this Agreement by giving COMPANY, its trustees, receivers or assigns, ninety (90) days' prior written notice of EMORY's election to terminate. Any such notice of default or breach shall state in reasonable detail the nature of the defaults claimed by the non-breaching party. If in the event COMPANY disputes the alleged default or breach, then such cure period shall be tolled for the period during which any such dispute remains pending and this Agreement shall remain in full force and effect. Should it be finally determined that COMPANY was in default or breach under this Agreement, then COMPANY shall have the remainder of the cure period to cure the same. Upon the expiration of such period, this Agreement shall automatically terminate unless COMPANY has removed the condition of termination. Such notice and termination shall not prejudice EMORY's right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by COMPANY. The failure of either Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of such Party thereafter to enforce each and every such provision of this Agreement.

4.            Termination by COMPANY. COMPANY shall have the right to terminate this Agreement at its sole discretion upon ninety (90) days written notice to EMORY.

5.            Regulatory Data. Upon termination of this Agreement for any reason, in the event EMORY provides notice to COMPANY of the existence of a Third Party with a bona fide interest in thereafter licensing any of the Licensed Products for which COMPANY possesses Development Information, COMPANY shall make Development Information available to EMORY and such Third Party for review and for a reasonable time period under a confidentiality agreement. In the event EMORY enters into a license for such Licensed Products with a Third Party, and to the extent that such Development Information remains in the control of COMPANY, COMPANY shall use commercially reasonable efforts to negotiate a license between COMPANY and such Third Party to grant such Third Party the right to make use of Development Information.

6.            Effect. If this Agreement is terminated for any reason whatsoever, COMPANY shall return, or at EMORY's direction, destroy, all plans, drawings, papers, notes, data, writings and other documents, samples, organisms, biological materials, models and other tangible materials covered by the License Patents or the Licensed Technology supplied to COMPANY by EMORY, retaining one archival paper copy in its corporate legal department as required so that compliance with any continuing obligations may be determined. Upon termination of this Agreement, COMPANY shall cease manufacturing, processing, producing, using, importing or Selling Licensed Products; provided, however, that COMPANY may continue to Sell in the ordinary course of business for a period of six (6) months reasonable quantities of Licensed Products which are fully manufactured and in COMPANY's normal inventory at the date of termination if (a) all monetary obligations of COMPANY to EMORY have been satisfied and (b) royalties on such Sales are paid to EMORY in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of any such termination.

XIII.         ASSIGNMENT

COMPANY may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business assets or interests of COMPANY, whether by merger or otherwise, to which this Agreement relates. EMORY's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of COMPANY'S rights or obligations under this Agreement. This Agreement shall be assignable by EMORY to a nonprofit Emory-controlled corporation which promotes the research purposes of EMORY, provided, however, that Emory shall remain obligated and any such assignment is conditioned on the assignee assuming the duties and obligations of Emory under the terms of this Agreement and EMORY notifies COMPANY of any such assignment in writing.

XIV.         ARBITRATION

Any dispute related to this License Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by EMORY, one to be appointed by COMPANY, and one to be appointed by the two arbitrators appointed by EMORY and COMPANY. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. Each Party shall bear its own fees and expenses incurred in connection with such arbitration, which shall be subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the Party initiating such proceeding is the prevailing party. Notwithstanding the forgoing, each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek from the appropriate court provisional remedies such as attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, subject to all legally applicable requirements.

XV.            MISCELLANEOUS

1.            Export Controls. COMPANY acknowledges that Licensed Products and Licensed Technology may be subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities and agrees to comply in all material respects with any and all such applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue.

2.            Legal Compliance. COMPANY shall comply in all material respects with all laws and regulations applicable to its manufacture, processing, producing, using, importing Selling, labeling or distribution of Licensed Products and Licensed Technology and shall not knowingly take any action which would cause EMORY or COMPANY to so violate any such laws or regulations.

3.            Independent Contractor. COMPANY'S relationship to EMORY shall be that of a licensee only. COMPANY shall not be the agent of EMORY and shall have no authority to act for, or on behalf of, EMORY in any matter. Persons retained by COMPANY as employees or agents shall not, by reason thereof, be deemed to be employees or agents of EMORY.

4.            Patent Marking. COMPANY shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in material compliance with the intellectual property laws in force in such foreign countries.

5.            Use of Names. COMPANY shall obtain the prior written approval of EMORY or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both COMPANY and EMORY shall have the right to publicize the existence of this Agreement; provided, however, that neither COMPANY nor EMORY shall disclose the terms and conditions of this Agreement, except as otherwise permitted in accordance with Article 11.

6.             Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

7.            Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America. Only courts in the State of Georgia, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.

8.            Entire Agreement. This Agreement constitutes the entire agreement between EMORY and COMPANY with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

9.            Survival. Section 2.4, Article 9, Article 10, Article 11, Sections 12.5 and 12.6, Article 14, Section 15.7 and Article 16 shall survive termination of this Agreement for any reason. Upon expiration of this Agreement, COMPANY shall have a fully paid up license to use the Licensed Technology.

10.            Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

11.            Force Majeure. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

12.            Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument

XVI.            NOTICES

All notices, statements, and reports required to be given by one Party to the other shall be in writing and shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested and addressed as follows:

If to EMORY:	Emory University Office of Technology Transfer 1599 Clifton Road NE, 4th Floor Mailstop 1599/001/lAZ Atlanta, Georgia 30322 Attn: Director Facsimile: (404) 727-1271

If to COMPANY:	Inhibikase Therapeutics, Inc. 3375 Spring Hill Parkway Suite 811 Smyrna, GA 30080 Attn: CEO
With a copy to:	McDaniel Law Group, PC PO Box 681235 Marietta, Georgia 30068 Attn: Mr. Frank McDaniel, Esq.

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving Party authorized to receive notices or other communications sent or delivered in the manner set forth above. Either Party hereto may change the address to which notices to such Party are to be sent by giving notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above by facsimile provided that the party giving such notice obtains acknowledgement by facsimile that such notice has been received by the Party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

IN WITNESS WHEREOF, EMORY and COMPANY have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

EMORY UNIVERSITY		COMPANY
By:	/s/ Todd T. Sherer	By:	/s/ Milton Werner

Name:	Todd T. Sherer, Ph.D	Name:	Milton Werner, PhD

Title: Associate Vice President for Research and Director Office of Technology Transfer		Title: President & CEO

Date:	June 8, 2010	Date:	June 8, 2010

READ AND UNDERSTOOD

By:	/s/ Dan Kalman

Name:	Dan Kalman, Ph.D.

Title: Associate Professor

Date:	June 8, 2010

LIC.09.024

APPENDIX A

COMPANY'S DEVELOPMENT PLAN

i)            Three (3) years to first IND filing on a product or service covered by any Licensed Patent or Licensed Technology.

ii)           Seven (7) years to first proof-of-concept clinical trial for a product or service covered by any Licensed Patent or Licensed Technology.

iii)          Eleven (11) years to first Phase III trial for a product or service covered by any Licensed Patent or Licensed Technology.

iv)          Fifteen (15) years to first NOA filing for a product or service covered by any licensed patent or technology.

APPENDIX B

(TM) LICENSED PATENTS

Emory technology references 04088, 06121, 09038 and 09039 shall be included in this exclusive license. Current patent(s) and applications associated with these technologies are listed below.

Emory Tech ID 04088 Compositions and Methods of Use of Tyrosine Kinase Inhibitors to Treat Infections caused by HIV-1, by Mycobacterium Tuberculosis, and by Polyoma and Related Viruses
Emory Ref.	Country	Serial No	File Date	Patent No	Issue Date	Status
04088 Prov	United States	60/614,203	09/29/2004			Expired
04088 us	United States	10/586,382	01/20/2005			Pending
04088 PCT	PCT	PCT/US2005/0l710	01/20/2005			Pending
04088 EPO	EPO	0570591.6	01/20/2005			Pending
04088 CAN	Canada	2,554,201	01/20/2005			Pending
04088 AUS	Australia	2005209231	01/20/2005			Pending
04088 JPN	Japan	2006-551238	01/20/2005			Pending

Emory Tech ID 06121 Development of Novel Tyrosine Kinase Inhibitors for Treating Infectious Diseases
Emory Ref.	Country	Serial No	File Date	Patent No	Issue Date	Status
06121 Prov	United States	60/824,540	09/05/2006			Expired
06121 PCT	PCT	PCT/US2007 /77578	09/05/2007			Pending

Emory Tech ID 09038 Use of Tyrosine Kinase Inhibitors to Treat Mycobacterium Tuberculosis and Related Infections
Emory Ref.	Country	Serial No	File Date	Patent No	Issue Date	Status
09038	United States	TBD	TBD			Pending

Emory Tech ID 09039 Use of Tyrosine Kinase Inhibitors as Therapeutics for Polyomavirus Infections
EMORY Ref.	Country	Serial No	File Date	Patent No	Issue Date	Status
09039	United States	TBD	TBD			Pending

APPENDIX C (TK)

U.S. GOVERNMENT LICENSE(S)

License to the United States Government

APPENDIX D

INHIBIKASE THERAPEUTICS, INC.

CAPITALIZATION TABLE

Post-Emory University and Duke University License Execution

Inhibikase Shareholders	Number of Inhibikase common shares	Fully -Diluted Percentage Ownership as of the _ day of May 2010
Milton H. Werner, Ph.D.	5,900,000	59.0%
Milton H. Werner, Ph.D.	100,000	1%
Frank McDaniel	200,000	2%
Burkhard Blank, MD	100,000	1%
EMORY University -License 10.021	500,000[1]	5%
EMORY University - License 09.024	450,000[1]	4.5%
EMORY University - License 09.024	50,000[2]	0.5%
Dan Kalman, PhD	2,000,000J	20%
Duke University	700,0004	7%
Total	10,000,000	100%

1Shares shown for issuance is based on agreed-upon percentage calculated taking into account the assumption that Company will successfully enter into license with Duke University and, thus, issue to Duke the shares referenced, and resolution of agreement with Dan Kalman, Ph.D.

2In addition to the reservation under (1), above, shares shown are subject to TB being added to scope of EU license

3Shares shown are contingent upon Company reaching agreement with Dr. Kalman, to include, among other things, being granted in accordance with a consulting agreement.

4Sharesshown are contingent on execution of a License Agreement with Duke University for complementary technology. Failure of any of the foregoing contingencies will require an adjustment in the number of shares proposed to be issued under the above-referenced chart.

APPENDIXE

RUNNING ROYALTY PERCENTAGES

All Licensed Products covered by a Valid Claim, except as noted in Article 3.3.

Percentage of Net Selling Price            3.75%

APPENDIX F

MINIMUM ANNUAL ROYALTIES

Calendar Year after First Sale	Minimum Annual Royalty
Year 1	$10,000
Year2	$20,000
Year 3 and subsequent years	$40,000

APPENDIX G (TM)

Sublicense Revenue

Sublicense Executed	Percentage
Prior to completion of first Phase I Clinical Trial	12%
After initiation of first Phase II Clinical Trial until initiation of first Phase III Clinical Trial	8%
After initiation of first Phase III Clinical Trial until first License Product Regulatory Approval	6%
After first Licensed Product Regulatory Approval	4%

Appendix H

MILESTONE PAYMENTS

Event	Milestone Payment
Commencement of first Phase I Clinical Trial	$40,000
Commencement of first Phase III Clinical Trial	$80,000
FDA Acceptance of first Licensed Product NDA	$160,000

APPENDIX I

RIGHT OF FIRST OFFER AGREEMENT

In the event EMORY desires to license a technology that is an Option Invention or to license the field of Tuberculosis (the “Offered Technology”), EMORY shall deliver written notice thereof (the “First Offer Notice”) to COMPANY. The First Offer Notice shall describe with reasonable specificity the Offered Technology. The First Offer Notice shall constitute an offer by EMORY to license such Offered Technology to COMPANY, and COMPANY, if it desires to accept such offer, shall, within thirty (30) days after delivery of the First Offer Notice, give EMORY written notice to such effect (the “Acceptance Notice”). Such technology shall be added to this Agreement by way of an amendment thereto.

If COMPANY shall fail to deliver or otherwise declines the Acceptance Notice within the time period provided, COMPANY shall be deemed to have waived its right to accept the offer reflected in the First Offer Notice as to the Offered Technology, but not as to other technology covered by the Option Invention, and EMORY may thereafter offer to license the Offer Technology without any further obligation whatsoever thereunder to COMPANY.

In the event that COMPANY gives EMORY an Acceptance Notice, then, on such business day as COMPANY shall set forth in the Acceptance Notice, which shall be not less than thirty (30) days nor more than one hundred twenty (120) days after the giving of the Acceptance Notice, COMPANY and EMORY shall enter into an amendment of this Agreement for the license of the Offered Technology.

EXHIBIT “A”

COMPANY'S FORM OF

STOCK SUBSCRIPTION AGREEMENT

INHIBIKASE THERAPEUTICS, INC. SUBSCRIPTION AGREEMENT

To:	Milton Werner, Ph.D. President & CEO Inhibikase Therapeutics, Inc.

From: Emory University

Emory University (the “Subscriber”) hereby irrevocably agrees to acquire from Inhibikase Therapeutics, Inc. (the “Company”) the number of shares of Common Stock of the Company (the “Shares”) shown beside the duly authorized signature below in partial consideration of the license granted to Company for certain intellectual property rights of the Subscriber, on the following terms and conditions (the “Subscription”).

To induce Subscriber to make this Subscription and acquire the Shares from Company, Company hereby represents and warrants that it has all requisite authority to sell and issue the Shares.

To induce Company to accept this Subscription and issue the Shares to Subscriber, I, the Subscriber, hereby represent, warrant, covenant to and agree with Company as follows:

i)             Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering of Shares, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense by the Company, necessary to verify the accuracy of the information provided. All such questions have been answered to the full satisfaction of Subscriber. Subscriber acknowledges that in making its decision to acquire Shares, Subscriber is relying solely on the information provided by the Company to Subscriber in writing. Subscriber understands that no offering statement, prospectus or offering circular containing information with respect to the Company or the Shares has been or is to be prepared, and Subscriber has made its own inquiry and analysis with respect to the Company and the Shares. Subscriber acknowledges that neither the Company nor any of its representatives have made any representation or warranty to Subscriber concerning the tax consequences of Subscriber's acquisition of, or subsequent disposition of, the Shares

ii)            Subscriber has such knowledge and experience in financial and business matters as to enable Subscriber to (a) utilize the information made available to it in connection with the offering of Shares, (b) evaluate the merits and risks associated with an acquisition of the Shares, and (c) make an informed decision with respect thereto.

iii)           Subscriber (a) has adequate means of providing for its current needs and possible contingencies, (b) has no need for liquidity in connection with its acquisition of the Shares, (c) is able to bear the economic risks for an indefinite period and has the capacity to protect its own interests in connection with an acquisition of the Shares, (d) can afford the complete loss of the price for the Shares subscribed for hereunder, and (e) is subscribing for the acquisition of the Shares based on its personal relationship and acquaintance with Company's management.

iv)           Subscriber recognizes that the acquisition of the Shares involves certain risks.

v)            Subscriber understands that (a) neither the offering nor the sale of the Shares has been registered under the securities laws of any state or the Securities Act of 1933, as amended (the “Act”), in reliance upon exemptions from the registration provisions of the Act and such laws, (b) the Shares acquired by Subscriber must be held indefinitely unless the sale or transfer thereof is subsequently registered under the Act and such laws, or an exemption from such registration is available, (c) Subscriber is an “accredited investor” as that term is defined in the Act, and (d) Company and the President will rely upon the representations and warranties made by Subscriber in this Subscription in order to establish such exemption from the registration provisions of the Act and applicable state securities laws.

vi)           Subscriber will not transfer any Shares without registration under the Act and applicable state securities laws unless the transfer is exempt from registration under the Act and such laws.

vii)           The Shares are being acquired solely for Subscriber's own account and not for the account of any other person or entity, and no other person or entity has or will have a direct or indirect beneficial interest in such Shares. The Shares are being acquired for investment purposes only, and not for distribution, assignment, sale or transfer to others.

viii)         Subscriber realizes that Subscriber may not be able to sell or dispose of its Shares because there will be no public market for such Shares in the foreseeable future.

ix)           The foregoing representations, warranties and covenants, and all other information that Subscriber has provided to the Company concerning Subscriber and Subscriber's financial condition are true, complete and accurate as of the date hereof. If in any respect such information, representations, warranties and covenants are not true and accurate at any time prior to the date of the issuance of Shares to Subscriber, Subscriber will give written notice of such fact to the President specifying which information, representations, warranties or covenants are not true and accurate and the reasons therefore.

x)            Subscriber understands that the stock certificates representing the Shares subscribed to hereby will contain substantially the following restrictive legends:

“The shares evidenced by this Certificate have been acquired for investment and have not been registered under any state securities act or under the Securities Act of 1933 (the “1933 Act”) pursuant to and in reliance on the exemption contained in Sections 4(2) of the 1933 Act, as amended, and Rule 506, Regulation D promulgated by the SEC thereunder as not involving any public offering. These securities cannot be sold, transferred or pledged in the absence of such registration unless the company receives an opinion of counsel reasonably acceptable to the company stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of all applicable state and federal securities acts.”

11.            This Agreement is enforceable against Subscriber in accordance with its terms.

Subscriber shall not transfer or assign this Subscription, or any of Subscriber's interests herein, to any other person; shall not cancel, terminate or revoke this Subscription (except as otherwise specifically permitted under applicable state securities laws), and this Subscription shall be binding upon Subscriber's administrators, heirs, successors and assigns. This Subscription constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and this Subscription may be amended only by a writing executed by both of the parties hereto. This Subscription shall be enforced, governed and construed in all respects in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles. Within five (5) days after the receipt of a written request from the President, Subscriber shall provide such information, and execute and deliver such documents, as reasonably may be necessary to comply with any and all laws, ordinances and regulations to which Company is subject. The representations and warranties of Subscriber set forth herein shall survive the sale of the Shares to Subscriber pursuant to this Subscription.

Upon receipt and subject to its acceptance of this Subscription, Company will forward to Subscriber an Acceptance of Subscription in writing or otherwise by notification.

IN WITNESS WHEREOF, Subscriber has executed and acknowledged this Subscription as of the date set forth below.

EMORY UNIVERSITY

By:

Print Name:

Title:

Number of Shares:

Employer ID Number:

Address:

Executed at: Atlanta, Georgia this _ day of _     2010.

ACCEPTANCE OF SUBSCRIPTION

The undersigned, as President and Chief Executive Officer of Inhibikase Therapeutics, Inc. (“Company”), hereby accepts and agrees to on behalf of Company the foregoing Subscription of Emory University (the “Subscriber”) for _____shares of Company's Common Stock for and in consideration for the consideration described therein. Subject to applicable securities laws and this Subscription, Company will transfer the Common Stock issued to Emory hereunder as directed by EMORY to transferees, which may include, without limitation, the Inventors (as such term is defined in that certain License Agreement entered into by and between Company and Emory as of even date herewith (the “License Agreement”)) and any other person who may be identified at a later time and named on the Licensed Patents (the “License Agreement”); and agrees grant the right to obtain such registration rights as may be granted from time to time to Milton Werner, Ph.D.

IN WITNESS WHEREOF, the undersigned, as President, has accepted such Subscription on behalf of Company as of the_ day of March 2010.

Inhibikase Therapeutics, Inc.

By:

Name: Milton Werner, Ph.D.

Title: President & CEO

EXHIBIT “B”

EMORY'S FORM OF

MATERIAL TRANSFER AGREEMENT

The following form of MTA has not been reviewed by Company and remains subject to its review, comment and agreement during the 60 day period following the Effective Date.

MATERIALS TRANSFER AGREEMENT

THIS AGREEMENT is made and entered into as of this _ day of __________by and between Emory University, a non-profit Georgia corporation with offices located at 1599 Clifton Road N.E., 4th Floor, Atlanta, Georgia 30322 USA (hereinafter referred to as “EMORY”) and a non-profit institution with offices located at                     (hereinafter referred to as “INSTITUTION”).

INSTITUTION, through its below identified Scientist (hereinafter INSTITUTION's Scientist''), has requested that EMORY, through its below identified Scientist (hereinafter “EMORY's Scientist'') provide INSTITUTION the below described MATERIAL. INSTITUTION's Scientist shall use the MATERIAL solely in connection with INSTITUTION's Research Project as described with specificity below.

INSTITUTION's Scientist:

Email address:

Phone:

Fax:

INSTITUTION Scientist's Shipping Address:

INSTITUTION Scientist's Shipping Carrier and Account Number:

Shipping Carrier:     _

Shipping Account Number:  _

EMORY's Scientist:

For the purposes of this Agreement, MATERIAL shall mean:

For the purposes of this Agreement, INSTITUTION's Research Project shall mean:

I.            Definitions:

i)            MATERIAL: ORIGINAL MATERIAL, PROGENY, and UNMODIFIED DERIVATIVES. The MATERIAL shall not include: (a) MODIFICATIONS, or (b) other substances created by the INSTITUTION through the use of the MATERIAL which are not MODIFICATIONS, PROGENY, or UNMODIFIED DERIVATIVES.

ii)           PROGENY: Unmodified descendant from the MATERIAL, such as virus from virus, cell from cell, or organism from organism.

iii)          UNMODIFIED DERIVATIVES: Substances created by the INSTITUTION which constitute an unmodified functional subunit or product expressed by the ORIGINAL MATERIAL. Some examples include: subclones of unmodified cell lines, purified or fractionated subsets of the ORIGINAL MATERIAL, proteins expressed by DNA/RNA supplied by EMORY, or monoclonal antibodies secreted by a hybridoma cell line.

iv)          MODIFICATIONS: Substances created by the INSTITUTION which contain/incorporate the MATERIAL.

v)           COMMERCIAL PURPOSES: The sale, lease, license, or other transfer of the MATERIAL or MODIFICATIONS to a for-profit organization. COMMERCIAL PURPOSES shall also include uses of the MATERIAL or MODIFICATIONS by any organization, including INSTITUTION, to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of the MATERIAL or MODIFICATIONS to a for-profit organization. However, industrially sponsored academic research shall not be considered a use of the MATERIAL or MODIFICATIONS for COMMERCIAL PURPOSES per se, unless any of the above conditions of this definition are met.

vi)          NONPROFIT ORGANIZATION(S): A university or other institution of higher education or an organization of the type described in section 50l(c)(3) of the Internal Revenue Code of 1954 (26

vii)         U.S.C. 50l(c)) and exempt from taxation under section 50l(a) of the Internal Revenue Code (26 U.S.C. 50l(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute. As used herein, the term also includes government agencies.

II.          Terms and Conditions of this Agreement:

i)            EMORY retains ownership of the MATERIAL, including any MATERIAL contained or incorporated in MODIFICATIONS.

ii)           The INSTITUTION retains ownership of: (a) MODIFICATIONS (except that, EMORY retains ownership rights to the MATERIAL included therein), and (b) those substances created through the use of the MATERIAL or MODIFICATIONS, but which are not PROGENY, UNMODIFIED DERIVATIVES or MODIFICATIONS (i.e., do not contain the ORIGINAL MATERIAL, PROGENY, UNMODIFIED DERIVATIVES). If either 2 (a) or 2 (b) results from the collaborative efforts of EMORY and the INSTITUTION, joint ownership may be negotiated.

iii)         The INSTITUTION and the INSTITUTION SCIENTIST agree that the MATERIAL:

a)            is to be used solely for teaching and academic research purposes;

b)            will not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subjects without the written consent of EMORY;

c)            is to be used only at the INSTITUTION organization and only in the INSTITUTION SCIENTIST's laboratory under the direction of the INSTITUTION SCIENTIST or others working under his/her direct supervision; and

d)            will not be transferred to anyone else within the INSTITUTION organization without the prior written consent of EMORY.

iv)         The INSTITUTION and the INSTITUTION SCIENTIST agree to refer to EMORY any request for the MATERIAL from anyone other than those persons working under the INSTITUTION SCIENTIST's direct supervision. To the extent supplies are available, EMORY or EMORY SCIENTIST agrees to make the MATERIAL available, another agreement having terms consistent with the terms of this Agreement, to other scientists (at least those at NONPROFIT ORGANIZATION(S)) who wish to replicate the INSTITUTION SCIENTIST's research; provided that such other scientists reimburse EMORY for any costs relating to the preparation and distribution of the MATERIAL.

v)          (a) The INSTITUTION and/or the INSTITUTION SCIENTIST shall have the right, without restriction, to distribute substances created by the INSTITUTION through the use of the ORIGINAL MATERIAL only if those substances are not PROGENY, UNMODIFIED DERIVATIVES, or MODIFICATIONS.

b)           Under a separate agreement at least as protective of EMORY's rights), the INSTITUTION may distribute MODIFICATIONS to NONPROFIT ORGANIZATION(S) for research and teaching purposes only.

c)            Without written consent from EMORY, the INSTITUTION and/or the INSTITUTION SCIENTIST may NOT provide MODIFICATIONS for COMMERCIAL PURPOSES. It is recognized by the INSTITUTION that such COMMERCIAL PURPOSES may require a commercial license from EMORY and EMORY has no obligation to grant a commercial license to its ownership interest in the MATERIAL incorporated in the MODIFICATIONS. Nothing in this paragraph, however, shall prevent the INSTITUTION from granting commercial licenses under the INSTITUTION's intellectual property rights claiming such MODIFICATIONS, or methods of their manufacture or their use.

vi)         The INSTITUTION acknowledges that the MATERIAL is or may be the subject of a patent application. Except as provided in this Agreement, no express or implied licenses or other rights are provided to the INSTITUTION under any patents, patent applications, trade secrets or other proprietary rights of EMORY, including any altered forms of the MATERIAL made by EMORY. In particular, no express or implied licenses or other rights are provided to use the MATERIAL, MODIFICATIONS, or any related patents of EMORY for COMMERCIAL PURPOSES.

vii)         If the INSTITUTION desires to use or license the MATERIAL or MODIFICATIONS for COMMERCIAL PURPOSES, the INSTITUTION agrees, in advance of such use, to negotiate in good faith with EMORY to establish the terms of a commercial license. It is understood by the INSTITUTION that EMORY shall have no obligation to grant such a license to the INSTITUTION, and may grant exclusive or non-exclusive commercial licenses to others, or sell or assign all or part of the rights in the MATERIAL to any Third Party(ies), subject to any pre-existing rights held by others and obligations to the Federal Government.

viii)       The INSTITUTION is free to file patent application(s) claiming inventions made by the INSTITUTION through the use of the MATERIAL but agrees to notify EMORY upon filing a patent application claiming MODIFICATIONS or method(s) of manufacture or use(s) of the MATERIAL.

ix)          Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. EMORY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

x)           Except to the extent prohibited by law, the INSTITUTION assumes all liability for damages which may arise from its use, storage or disposal of the MATERIAL. EMORY will not be liable to the INSTITUTION for any loss, claim or demand made by the INSTITUTION, or made against the INSTITUTION by any other party, due to or arising from the use of the MATERIAL by the INSTITUTION, except to the extent permitted by law when caused by the gross negligence or willful misconduct of EMORY.

xi)          This agreement shall not be interpreted to prevent or delay publication of research findings resulting from the use of the MATERIAL or the MODIFICATIONS. The INSTITUTION SCIENTIST agrees to provide appropriate acknowledgement of the source of the MATERIAL in all publications.

xii)         The INSTITUTION agrees to use the MATERIAL in compliance with all applicable statutes and regulations, including Public Health Service and National Institutes of Health regulations and guidelines such as, for example, those relating to research involving the use of animals or recombinant DNA.

xiii)         This Agreement will terminate on the earliest of the following dates: (a) when the MATERIAL becomes generally available from third parties, for example, though reagent catalogs or public depositories or (b) on completion of the INSTITUTION's current research with the MATERIAL, or (c) on thirty (30) days written notice by either party to the other, or (d) on the following date; provided that:

(i)            if termination should occur under 13(a), the INSTITUTION shall be bound to EMORY by the least restrictive terms applicable to the MATERIAL obtained from the then- available resources; and

(ii)           if termination should occur under 13(b) or (d) above, the INSTITUTION will discontinue its use of the MATERIAL and will, upon direction of EMORY, return or destroy any remaining MATERIAL. The INSTITUTION, at its discretion, will also either destroy the MODIFICATIONS or remain bound by the terms of this agreement as they apply to MODIFICATIONS; and

(iii)          in the event EMORY terminates this Agreement under 13(c) other than for breach of this Agreement or for cause such as an imminent health risk or patent infringement, EMORY will defer the effective date of termination for a period of up to one year, upon request from the INSTITUTION, to permit completion of research in progress. Upon the effective date of termination, or if requested, the deferred effective date of termination, INSTITUTION will discontinue its use of the MATERIAL and will, upon direction of EMORY, return or destroy any remaining MATERIAL. The INSTITUTION, at its discretion, will also either destroy the MODIFICATIONS or remain bound by the terms of this agreement as they apply to MODIFICATIONS.

xiv)        Paragraphs 6, 9, and 10 and 16 shall survive termination.

xv)        The MATERIAL is provided at no cost, or with an optional transmittal fee solely to reimburse EMORY for its preparation and distribution costs. If a fee is requested by EMORY, the amount will be_.,$      ,....

xvi)        INSTITUION and INSTITUTION SCIENTIST acknowledge their understanding that the MATERIAL and MODIFICATIONS may be subject to export control laws and regulations of the United States of America, including the Export Administration Regulations (EAR), the International Traffic in Arms Regulations (ITAR), and the Foreign Assets Control regulations. Further, INSTITUTION shall be responsible for obtaining the appropriate licenses or other authorizations, if required, for exports or reexports of the MATERIAL or MODIFICATIONS and, if applicable, for the provision of technology related to the MATERIAL or MODIFICATIONS, including the provision of such technology to a foreign national in the United States or abroad.

[Signature Page Follows]

AGREED BY:

EMORY UNIVERSITY	INSTITUTION

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address:

Email:

Phone:
READ AND UNDERSTOOD BY:

EMORY’S SCIENTIST	INSTITUTION’s SCIENTIST

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Please return two (2) signed execution copies to:

Attention: MTA Specialist
Emory University
Office of Technology Transfer
1599 Clifton Road N.E., 41h Floor
Atlanta, Georgia 30322
Email: mta@emory.edu